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                                 EXHIBIT 99.1

                 Patterson Dental Company Acquires Third Largest
     Distributor Serving $1.5 Billion Companion Pet Veterinary Supply Market

      Acquisition of Regional Leader J. A. Webster, Inc. Provides Patterson
        With Platform for Profitable Growth in Fragmented National Market

July 9, 2001--St. Paul, MN--Patterson Dental Company (Nasdaq NMS: PDCO) today announced that it has acquired certain assets of J. A. Webster, Inc., the leading distributor of veterinary supplies to companion pet (dogs, cats and other common household pets) veterinary clinics in the eastern United States and the third largest nationally. The purchase price of $92.5 million includes cash and stock, plus potential additional cash payments over five years.

To be operated as a wholly-owned subsidiary under current management, the acquisition is expected to be immediately accretive and contribute approximately $.03 to $.04 per diluted share to the Company's consolidated fiscal 2002 earnings.

Webster's net sales increased 12% to approximately $150,000,000 in the year ended December 31, 2000. By comparison, the companion pet veterinary supply market is growing at an estimated annual rate of 6% to 7%.

Founded in 1946 and headquartered in Sterling, Massachusetts, Webster has developed a strong regional brand identity as a value-added, full-service distributor of a virtually complete range of consumable supplies, equipment, diagnostic supplies, biologicals (vaccines) and pharmaceuticals. Webster is not involved with the low-margin distribution of pet foods. Webster's offerings, totaling more than 8,000 products, are sold by over 70 field representatives and more than 70 telesales representatives.

Peter L. Frechette, president and chief executive officer, commented: "In J. A. Webster, Patterson has acquired a strongly growing and highly profitable distributor that represents an excellent strategic fit with Patterson's core competencies in value-added distribution. Growing our dental supply business remains our number one priority, but Webster will enable Patterson to capitalize upon a significant parallel growth opportunity. In effect, Webster will spearhead our efforts to build the leading national position in the fragmented companion pet veterinary supply market. By leveraging Patterson's existing national distribution network, we are positioned to implement a growth strategy without significant new investments in physical infrastructure. As a result, we expect to realize improved operating leverage and efficiencies going forward. In addition, we see significant opportunities for enriching Webster's product mix with additional Patterson offerings."

Frechette continued: "We view Webster as the ideal vehicle for this growth strategy due to the striking similarities between the two companies. Both companies serve large, fragmented markets with similar growth and customer characteristics. We share a deeply ingrained sales culture that emphasizes customer relationships and unparalleled customer service. In addition, we have successfully executed customer-driven, value-added strategies, enabling Patterson and Webster to grow substantially faster than their respective markets. For these reasons, we believe the addition of Webster will considerably strengthen Patterson's long-term prospects for profitable growth."

Jeff H. Webster, who will continue as president of J. A. Webster, said, "We are extremely pleased to have the opportunity to join forces with a company of Patterson's quality, reputation and strength. The resources that become available to us through this partnership with Patterson will accelerate our ability to achieve our business goals. Reflecting the compatible nature of our distribution operations, culture and markets, we believe the integration of Webster into Patterson should proceed smoothly and efficiently. We also look forward to capitalizing on attractive opportunities for expanding our presence in the national veterinary supply market."
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The companion pet segment is the fastest growing area of the overall U.S.
veterinary supply market. The Company believes this growth is sustainable due to the steadily expanding number of households with companion pets, new therapeutic products and services, and the willingness of pet owners to spend more for veterinary treatments and products. The companion pet segment accounts for approximately 75%, or nearly 17,000, of the total number of U.S. veterinary practices in the U.S. Within its targeted geographic markets in the eastern U.S., Webster serves more than 10,000 veterinary practices.

About Patterson Dental Company
Patterson Dental Company is a value-added distributor of a virtually complete range of dental products, equipment and services to dentists, dental laboratories, institutions and other healthcare providers throughout North America. The Company provides consumable dental supplies, equipment and practice management software, as well as a full complement of value-added dental services that include automated inventory management, emergency equipment repair, equipment financing and office design. Patterson Dental has the largest direct sales force in the industry, totaling more than 1,000 sales representatives and equipment/ software specialists serving the United States and Canada.

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This release contains forward-looking statements as defined in the Private
Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and may be affected by risks and uncertainties which are inherent in Webster's business and beyond its ability to control. Such risks and uncertainties could cause actual results and developments to differ materially from those anticipated. These risks and unceratinties include, but are not limited to, competitive pressures from other distributors and Webster's ability to retain customers, maintain supplier relationships and preserve relationships with sales personnel. In addition, these forward-looking statements are qualified in their entirety by the cautionary language contained in the Company's filings with the Securities and Exchange Commission.

For additional information contact:
-----------------------------------
R. Stephen Armstrong
Executive Vice President & CFO
651-686-1600

Richard G. Cinquina
Equity Market Partners
612/338-0810

Visit our web site at www.pattersondental.com.
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